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                                                                   EXHIBIT 4-h-2

                     NEW ROCKWELL INTERNATIONAL CORPORATION

                       PROPOSED RESOLUTIONS FOR ADOPTION
                       AT DECEMBER 4, 1996 BOARD MEETING

-   APPROVAL OF ASSUMPTION AND ADOPTION OF COMPENSATION AND BENEFIT PLANS

        RESOLVED, that, this Corporation's proposed succession to, and assumption of, sponsorship, effective as of the Time of Contribution, of those pension benefit plans listed below which were sponsored by Rockwell immediately prior to the Time of Contribution, together with any and all sub-plans, agreements, undertakings or other liabilities thereunder be, and they hereby are, authorized and approved:

                     Rockwell International Corporation Savings Plan
                     Rockwell Retirement Savings Plan for Certain Employees Rockwell International Corporation Asheville Employees
                        Retirement Savings Plan -- Truck Axle Division
                     Rockwell International Corporation York Employees
                        Retirement Savings Plan -- Truck Axle Division
                     Rockwell International Corporation Retirement Plan for
                        Hourly Employees -- Gordonsville, Tennessee
                     Rockwell International Corporation Gordonsville, Tennessee
                        Employees Retirement Savings Plan

        and further

                 RESOLVED, that this Corporation's Employee Benefit Plan Committee (together with its delegates, the "EB Committee") be, and it hereby is, authorized and directed to take such actions as it deems appropriate to assume sponsorship of the trusts associated with the plans listed in the immediately preceding resolution, including but not limited to acceptance of any and all assets of the said trusts and assumption of any trust agreements and investment manager agreements connected with the said trusts, as of the Time of Contribution, pursuant to the Merger Agreement and the Distribution Agreement (as defined in the Merger Agreement).